EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: John P. McBride
(765) 962-9587

West End Indiana Bancshares, Inc.
Announces Completion Date of Stock Offering

Richmond, Indiana, December 26, 2011 – West End Indiana Bancshares, Inc. (the “Company”), the proposed holding company for West End Bank, S.B., announced today that it has completed its subscription and community stock offerings and expects to close its stock offering and the simultaneous mutual-to-stock conversion of West End Bank, MHC on Tuesday, January 10, 2012.

Shares of West End Indiana Bancshares, Inc. are expected to begin trading on Wednesday, January 11, 2012 on the OTC Bulletin Board. The Company has not yet been assigned a ticker symbol for its common stock. The completion of the stock offering remains subject to confirmation by RP Financial, LC, the Company’s independent appraiser, of the Company’s existing appraisal and receipt of final regulatory approvals, including approval of the amount of stock sold in the offering.

The Company has received and accepted subscription orders for 1,363,008 shares of its common stock which is 3,008 shares above the minimum of the offering range. Including the 38,000 shares being issued to the West End Bank Charitable Foundation, it is expected that there will be 1,401,008 shares issued and outstanding at the completion of the transaction.

At a special meeting of the members of West End Bank, MHC on December 16, 2011, the members of West End Bank, MHC approved West End Bank, MHC’s Plan of Conversion and Reorganization and also approved the establishment of the West End Bank Charitable Foundation and the funding of the charitable foundation with 38,000 shares ($380,000 based upon the $10.00 per share offering price) and $125,000 in cash.

For questions relating to the offering, please contact the Stock Information Center at (877) 298-6520. Stock certificates will be processed promptly after the close of the transaction.

The subscription offering and community offering was managed by Keefe, Bruyette & Woods, Inc. Luse Gorman Pomerenk & Schick, P.C. acted as counsel to West End Indiana Bancshares, Inc., West End Bank, MHC and West End Bank, S.B.

About West End Bank, S.B.

West End Bank, S.B., an Indiana-chartered savings bank, was organized in 1894 under the name West End Building and Loan Association and has operated continuously in Wayne County, Indiana since its founding.

The Bank is headquartered in Richmond, Indiana and provides financial services to individuals, families and businesses through its four banking offices and two additional limited service branch offices located in Wayne and Union Counties, Indiana.

Forward-Looking Statements

This press release contains forward-looking statements about the offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which West End Indiana Bancshares, Inc. and West End Bank, S.B. are engaged.

* * *
(End)